EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 14, 2007, by and between Wilson Holdings, Inc., a Nevada corporation (the “Company”), and Clark N. Wilson, an individual (“Executive”).

RECITALS

WHEREAS, Executive is an executive officer of the Company; and

WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	EMPLOYMENT TERMS AND DUTIES

1.1         Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2         Duties. Executive shall serve as the Company’s Chief Executive Officer and report to the Board of Directors (the “Board of Directors”). Executive shall have the authority, and perform the duties customarily associated with his titles and offices (subject to change by the Board of Directors) together with such additional duties customary for a senior executive and commensurate with his titles as may from time to time be assigned by the Board of Directors. During the term of Executive’s employment hereunder, Executive shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of the Company and shall not be otherwise employed. Executive may also serve as a director or trustee of other organizations, or engage in charitable, civic, and/or governmental activities provided that such service and activities do not prevent Executive from performing the duties required of Executive under this Agreement. Executive may engage in personal activities, including, without limitation, personal investments, provided that such activities do not interfere with Executive’s performance of duties hereunder and/or the provisions of Executive’s written agreements with the Company.

1.3         Term. Subject to the provisions of Section 1.6 below, the employment of Executive pursuant to the terms of this Agreement shall commence on the date hereof (the “Effective Date”) and shall continue on an at-will basis, meaning that employment may be terminated at any time, by either party, with or without cause and with or without advance notice (the “Employment Term”). Upon termination of this Agreement, this Agreement shall expire and have no further effect, except as otherwise provided in Section 4.4 below.

1.4	Compensation and Benefits.

1.4.1      Base Salary. In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Proprietary Information and Inventions Agreement, during the Employment Term, the Company shall pay Executive a salary at the annual rate of $240,000, payable on a monthly basis) (the “Base Salary”), less statutory deductions and

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withholdings, payable in accordance with the Company’s regular payroll practices. The Compensation Committee of the Board of Directors will review Executive’s Base Salary annually, for increase, not decrease, based on Executive’s performance, and any increases will be determined in the sole discretion of the Compensation Committee of the Board of Directors. The Base Salary shall be subject to adjustments for inflation in an amount to be determined annually by the Compensation Committee of the Board of Directors.

1.4.2      Bonus. Executive shall be entitled to participate in any bonus programs implemented by the Board of Directors (the “Bonus”), on terms commensurate with Executive’s position. The remainder of the Bonus payment shall be based on Executive’s achievement, as determined in the sole discretion of the Board of Directors, of mutually agreed performance targets identified in writing by Executive and the Board of Directors. The Bonus shall be less statutory deductions and withholdings and payable at the times when other senior management bonuses are paid, but in no event later than 45 days after the end of the year.

1.4.3      Benefits Package. In addition to the Base Salary and Bonus (if any), during the Employment Term, Executive shall be eligible to receive such employee benefits and holidays as may be in effect from time to time as are afforded to other executives of the Company.

1.4.4      Vacation. Executive shall be entitled to paid vacation during the Employment Term equal to four weeks per year.

1.4.5      Business Expenses. The Company shall, upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and the Company’s reimbursement policies, reimburse Executive for all out-of-pocket business expenses reasonably incurred by Executive in connection with his employment hereunder.

1.4.6      Stock Options. The Company has previously granted Executive options (the “Options”) to purchase shares of the Company’s Common Stock pursuant to the Company’s 2005 Stock Option/Stock Issuance Plan, as amended (the “Plan”). The terms, conditions and restrictions of the Options are set forth in the Plan and any documents evidencing the Option grants.

1.5         Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the time of any such termination being the “Termination Date”):

1.5.1      Death or Disability. Immediately upon the death of Executive or a determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than 90 days, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 1.5.1 being referred to herein as termination for “Death or Disability”); or

1.5.2      Voluntary Termination. Thirty days following Executive’s written notice to the Company of termination of employment; provided, however, that the Company may waive all or a portion of the 30 days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.5.2 being referred to herein as “Voluntary” termination); or

1.5.3      Termination For Cause. Immediately following notice of termination for “Cause” (as defined below), specifying such Cause, given by the Company (termination pursuant to

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this Section 1.5.3 being referred to herein as termination for “Cause”). As used herein, “Cause” means (i) termination based on Executive’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving fraud or willful misconduct (whether or not a felony); (ii) Executive’s substance abuse that in any manner that interferes with the performance of his duties; (iii) Executive’s continued failure or refusal to perform his duties at all or in an acceptable manner, or to follow the lawful and proper directives of the Board of Directors or Executive’s supervisor(s) that are within the scope of Executive’s duties; provided, however, that prior to being terminated for Cause pursuant to this subsection (iii) Executive will be given written notice of such continued failure or refusal to perform and shall be given a cure period of thirty calendar days to remedy such continued failure or refusal to perform his duties with any such remedy to be in the sole reasonable discretion of the Company; (iv) Executive’s material breach of this Agreement after receiving notice from the Company of such breach and being given a 30 calendar day period to cure any such breach; (v) Executive’s material breach of the Company’s Proprietary Information and Inventions Agreement after receiving notice from the Company of such breach and being given a 30 calendar day period to cure any such breach; (vi) willful or negligent misconduct by Executive that has or could materially discredit or damage the Company; (vii) Executive’s indictment for a felony violation of the federal securities laws; or (viii) Executive’s chronic absence from work for reasons other than illness.

1.5.4      Termination Without Cause. Notwithstanding any other provisions contained herein, including, but not limited to Section 1.3 above, the Company may terminate Executive’s employment 30 days following notice of termination without Cause given by the Company; provided, however, that during any such 30 day notice period, the Company may suspend, with no reduction in pay or benefits, Executive from his duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) (termination pursuant to this Section 1.5.4 being referred to herein as termination “Without Cause”).

1.5.5      Involuntary Termination. The termination by the Company of Executive’s employment with the Company other than for Cause, or Executive’s voluntary resignation within six (6) months following: (i) a material reduction in Executive’s Base Salary without Executive’s consent; (ii) the Company’s material breach of its obligations under this Agreement; (iii) the assignment of material duties or responsibilities inconsistent with those customarily assigned to officers of the Company; or (iv) a relocation of Executive’s principal place of employment by more than fifty (50) miles without Executive’s consent, (termination pursuant to this Section 1.5.5 being referred to herein as “Involuntary Termination”)

1.5.6      Other Remedies. Termination pursuant to Section 1.5.3 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.6	Severance Upon Termination.

1.6.1      Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.5.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 1.5.2 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 1.5.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company’s policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.5 hereof incurred by Executive as of the Termination Date, and (ii) the Company’s other obligations under this Agreement shall immediately cease.

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1.6.2      Termination Without Cause or Involuntary Termination Not in Connection with a Corporate Transaction. Subject to the provisions set forth in this Agreement, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.5.4 above or, except as provided in Section 1.6.3 below, Executive’s Involuntary Termination in accordance with Section 1.5.5 above, the Company shall pay Executive 12 months’ salary continuation, payable in installments in accordance with the Company’s normal payroll practices and subject to the tax withholding specified in Section 1.4.1 above, plus continuation of Executive’s employee benefits (including, without limitation, health insurance)for 12 months (hereinafter the “Severance Payments”). Executive shall be entitled to accelerated vesting of certain unvested options to purchase shares of the Company’s Common Stock held by Executive. The Company’s obligation to pay and Executive’s right to receive the severance benefits set forth herein shall cease in the event of Executive’s breach of any of his obligations under the Company’s Proprietary Information and Inventions Agreement

1.6.3      Involuntary Termination in Connection with a Corporate Transaction. Should Executive’s employment with the Company or, as applicable, its successor, terminate by reason of an Involuntary Termination (i) immediately prior to and in contemplation of, (ii) upon or (iii) within twelve (12) months following a Corporate Transaction, Executive will become entitled to receive the Severance Payments provided under Section 1.6.2 above, and an additional 12 months of salary continuation, payable in installments in accordance with the Company’s normal payroll practices and subject to the tax withholding specified in Section 1.4.1 above. For the purposes of this Agreement, a “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; provided, however, that a bona fide financing transaction shall not be deemed to be a Corporate Transactions for purposes hereof; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

1.6.4      Non-Competition. In the event that Executive’s employment is terminated under Section 1.6.1 or 1.6.3, Executive agrees that for a period of one year following such termination, he will not be employed by any person, corporation, firm, or other entity, in any position in which the duties and responsibilities comprise residential land development and homebuilding, in Texas or within 200 miles of any area in which the Company engages in land development or homebuilding activities at the time Executive’s employment is terminated. Executive acknowledges and agrees that the Company’s agreement to impart to and to provide Executive with access to its confidential information is ancillary to and contingent upon Executive’s agreement to the restrictions contained in this Section 1.6.4. Executive acknowledges and agrees that the scope of each of the agreements and promises contained in this Section 1.6.4 are reasonable as to time, area and scope of activity restrained and are necessary to protect the Company’s legitimate business interests.

1.6.5      Severance Conditioned on Release of Claims. The Company’s obligation to provide Executive with the severance benefits set forth in Section 1.6.2 is contingent upon Executive’s execution of a satisfactory release of claims in the form attached as an Exhibit hereto .

1.6.6      WARN Act Offset. In the event that Executive’s termination Without Cause in accordance with Section 1.5.4 above is covered by the Worker Adjustment Retraining Notification Act (“WARN”) at the time of Executive’s termination, or is deemed to be covered by WARN retrospectively within 90 days after Executive’s termination, the amount of any Severance Payments Executive is entitled to receive pursuant to Section 1.6.2 shall be reduced by an amount equal to any payments the Company is required to provide Executive under WARN or by the amount of pay Executive receives during any portion of WARN’s 60-day notice period where Executive does not perform any work for the Company.

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2.	PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS.

Executive and the Company are parties to a Proprietary Information and Inventions Agreement attached hereto as Exhibit A and incorporated herein by this reference. The Proprietary Information and Inventions Agreement survives the termination of this Agreement, the Employment Term and/or the Executive’s employment with the Company.

3.	REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

4.	MISCELLANEOUS

4.1         Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses:

If to the Executive, to:

Clark N. Wilson

[Street Address]

[City, State, Zip]

If to the Company, to:

Wilson Holdings, Inc.

8121 Bee Caves Road

Austin, Texas 78746

Attn: Board of Directors

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 4.1, be deemed given upon delivery, and (ii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 4.1, be deemed given upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

 4.2         Authorization to be Employed. Executive has provided the Company with legally required proof of Executive’s authorization to be employed in the United States of America.

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4.3         Entire Agreement. This Agreement, and the attached Exhibit A, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof (specifically including the Employment Agreement made and entered into by and between the Company and the Executive as of December 4, 2003) and contain the sole and entire agreement between the parties hereto with respect thereto.

4.4         Survival. The respective rights and obligations of the parties that require performance following expiration or termination of this Agreement, including but not limited to Sections 1.6.2, 1.6.3, 1.6.4, 1.6.5, 2, 4.1, and 4.5, 4.7, 4.8, 4.9, 4.11, 4.12, and 4.13, shall survive the expiration or termination of this Agreement, the Employment Term and/or the Executive’s employment with the Company.

4.5         Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.6         Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.7         Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

4.8         No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

4.9         No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.

4.10      Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.11      Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

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4.12      Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

4.13      Jurisdiction. With respect to any suit, action, or other proceeding arising from (or relating to) this Agreement, the Company and Executive hereby irrevocably agree to the exclusive personal jurisdiction and venue of the United States District Court for the Western District of Texas (and any Texas State Court within Travis County, Texas).

4.14      Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first written above.

“COMPANY”

WILSON HOLDINGS, INC.

By:	/s/ Arun Khurana
Name:
Title:

“EXECUTIVE”

CLARK N. WILSON

/s/ Clark N. Wilson

Executive’s Signature

EXHIBIT A:	Proprietary Information and Inventions Agreement

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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